TD ASSET MANAGEMENT USA FUNDS INC. SUB-DISTRIBUTION AND SERVICING AGREEMENT

THIS  SUB-DISTRIBUTION AND SERVICING AGREEMENT (this “Agreement”) is made this ___ day of ____________, 20__, (“Effective Date”) between the participating dealer identified on the signature page of this Agreement (hereinafter, the “Participating Dealer”) and SEI Investments Distribution Co., a Pennsylvania corporation with its principal place of business at One Freedom Valley Drive, Oaks, Pennsylvania 19456 (the “Distributor”).

WHEREAS,  the Distributor serves as distributor to each of the funds set forth in Schedule A, attached hereto and incorporated herein (each, a “Fund” and collectively, the “Funds”).  Each Fund is an open end investment company registered under the 1940 Act (as defined below).

WHEREAS,  each Fund offers its redeemable securities (“Shares”) to the public in accordance with the terms and conditions contained in the Fund’s Prospectus (as defined below).

WHEREAS,  each Fund desires that the Distributor and the Participating Dealer enter into this Agreement pursuant to which the Participating Dealer agrees to accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions, all on the terms and subject to the conditions set forth in this Agreement.

NOW,  THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, the Distributor and the Participating Dealer hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“1940 Act” means the Investment Company Act of 1940 together with any rules promulgated thereunder, as each may be amended from time to time.

1.02	“Account” shall have the meaning set forth in Section 3.01 of this Agreement.

1.03	“Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04	“AML Program” shall have the meaning given to such term in Section 4 of this Agreement.

1.05	“Customer” shall have the meaning given to such term in Section 2.02 of this Agreement.

1.06	“Distributor” shall have the meaning given to such term in the preamble of this Agreement.

1.07	“Effective Date” shall have the meaning given to such term in the preamble of this Agreement.

1.08	“Exchange Act” means the Securities Exchange Act of 1934 together with any rules promulgated thereunder, as each may be amended from time to time.

1.09	“FinCEN” shall have the meaning given to such term in Section 4 of this Agreement.

1.10	“FINRA” shall have the meaning given to such term in Section 4 of this Agreement.

1.11	“Fund” shall have the meaning given to such term in the preamble of this Agreement.

1.12	“GII” shall have the meaning set forth in Section 3.01 of this Agreement.

1.13	“ITIN” shall have the meaning set forth in Section 3.01 of this Agreement.

1.14	“OFAC” shall have the meaning given to such term in Section 4 of this Agreement.

1.15	“Participating Dealer” means the participating dealer identified on the signature page of this Agreement.

1.16
“Prospectus” means the then current prospectus on file with the SEC, which is part of a Fund’s registration statement under the Securities Act, including all information required in the Fund’s registration statement pursuant to the Securities Act, the 1940 Act and the Exchange Act.

1.17	“SEC” means the U.S. Securities and Exchange Commission or any successor agency granted regulatory authority over the activities contemplated in this Agreement.

1.18	“Securities Act” means the Securities Act of 1933 together with any rules promulgated thereunder, as each may be amended from time to time.

1.19	“Shares” shall have the meaning given to such term in the preamble of this Agreement.

1.20
“Shareholder” means: (i) the beneficial owner of Shares, whether the Shares are held directly or by the Participating Dealer in nominee name; and (ii) an employee benefit, retirement or other plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares.

1.21	“Shareholder Services” shall have the meaning set forth in Section 2.02 of this Agreement.

1.22	“TIN” shall have the meaning set forth in Section 3.01 of this Agreement.

SECTION 2	PARTICIPATING DEALER

2.01
The Participating Dealer is hereby authorized (i) to accept orders for the purchase of Shares of a Fund and to transmit to the applicable Fund such orders and the payment made therefor; (ii) to accept orders for the redemption or exchange of Shares of a Fund and to transmit to the applicable Fund such orders and all additional material, including any certificates for Shares, as may be required to complete such redemption or exchange; and (iii) to assist Shareholders with the foregoing and other matters relating to their investments in a Fund and to the distribution of Shares, in each case subject to the terms and conditions set forth in the Prospectus and applicable provisions of the 1940 Act and the applicable rules promulgated thereunder, including Rule 22c-1 thereunder. The Participating Dealer agrees to review each Share purchase or redemption order it accepts for completeness and accuracy.

2.02
The Participating Dealer hereby agrees that, if requested by the Distributor, it will perform certain shareholder communication activities (“Shareholder Services”) as requested by the Distributor, on behalf of Participating Dealer’s customers who purchase or hold Shares (“Customers”).  The Participating Dealer may perform such Shareholder Services itself or subcontract the performance of such Shareholder Services to a third party; provided, however, that all fees and expenses incurred in any delegation or sub-contract shall be paid by the Participating Dealer and the Participating Dealer shall remain responsible to the Distributor for the acts and omissions of such third parties as if such acts or omissions were the acts or omissions of the Participating Dealer.  Shareholder Services may include one or more of the following services as determined by the Distributor: (i) responding to Customer inquiries relating to the services performed by the Participating Dealer; (ii) responding to routine inquiries from Customers concerning their investments in Shares; and (iii) providing such other similar services as may be reasonably requested by the Distributor to the extent the Participating Dealer is permitted to do so under applicable statutes, rules and regulations.  In addition, the Participating Dealer agrees to perform one or more of the following, as may be requested from time to time by the Distributor: (i) establishing and maintaining accounts and records relating to Customers that invest in Shares, including taxpayer identification number certifications; (ii) processing dividend and distribution payments from the Funds on behalf of Customers; (iii) providing information periodically to Customers showing their positions in Shares and forwarding sales literature and advertising materials provided by the Distributor to Customers; (iv) arranging for bank wires in connection with transactions by Customers in Shares; (v) providing sub-accounting with respect to Shares owned of record or beneficially by Customers or providing the information to the Funds necessary for sub-accounting; (vi) if required by law, forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (vii) assisting in processing purchase, exchange and redemption requests from Customers and in placing such orders with the Funds’ service contractors; and (viii) assisting Customers in changing dividend options, account designations and addresses.

2.03
In performing the services described in this Agreement, the Participating Dealer will provide such office space and equipment, telephone facilities and personnel as may be reasonably necessary or beneficial to provide such services.

SECTION 3	AGREEMENT TO PROVIDE SHAREHOLDER INFORMATION

3.01
The Participating Dealer shall instruct the Funds’ transfer agent to open accounts on the Funds’ books and records (each, an “Account”) in order to process Share purchase and redemption requests for Shareholders.  The Participating Dealer agrees to provide each Fund, or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any Customers who are Shareholders; the name or other identifier of any investment professional associated with such Shareholders or their Accounts; and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held in an Account during the period covered by the request. A Fund may request this information at any time.  The Participating Dealer further agrees to provide within ten (10) business days of each calendar quarter-end and more frequently upon reasonable request from a Fund, a list of all Customers that own 5% or more of a Fund’s Shares, and with respect to each class of Shares of each Fund, (i) the total number of Customers that own Shares; (ii) the average Customer account value; and  (iii) a list of the ten Customers with the highest percentage of Share ownership and their respective percentage of ownership.  You also agree to use reasonable best efforts to provide a Fund, or its designee, with advance notice of any net redemption or exchange order of Shares of such Fund that you intend to transmit to the Fund that exceeds 50% of the value of all Shares of such Fund  owned by Customers in the aggregate, promptly upon becoming aware that such net redemption or exchange order is likely to be placed.

3.02
The Participating Dealer shall transmit the information identified in Section 3.01 to the applicable Fund or its designee promptly, but in no event shall such transmission occur later than five business days after receipt of a request.  If the requested information is not on the books and records of the Participating Dealer, the Participating Dealer agrees to: (i) provide or arrange to provide the requested information from Shareholders who hold an Account with an “indirect intermediary” (as defined in Rule 22c-2); or (ii) if directed by a Fund (or its designee), block further purchases of Shares from such indirect intermediary. If such information is not on the books and records of the Participating Dealer, the Participating Dealer agrees to inform the Fund whether the Participating Dealer plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing, which writing may be an electronic or a facsimile transmission, and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to a Fund, or its designee, should be consistent with the NSCC Standardized Data Reporting Format.

3.03
Each Fund agrees that all requests will set forth a specific period for which transaction information is sought, which period may include each trading day.  A Fund may request transaction information for any purpose it deems appropriate, including to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing disruptive trading activity in the Fund or dilution of the value of the outstanding Shares of the Fund.  Each Fund agrees not to use the information received for marketing or any other similar purpose without the Participating Dealer’s prior written consent.

3.04
The Participating Dealer hereby agrees to execute written instructions received from a Fund, or its designee, to restrict or prohibit further purchases or exchanges of Shares by any Shareholder specifically identified by such Fund or its designee.  Such instruction can be for any reason deemed appropriate by a Fund or its designee, including to restrict a Shareholder that has been identified as having engaged in transactions in the Fund’s Shares (directly or indirectly through Accounts) that violate policies established by the Fund for the purpose of eliminating or reducing disruptive trading activity in the Fund or dilution of the value of the outstanding Shares of the Fund.  When issuing  instructions to the Participating Dealer, a Fund or its designee will include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII, is not known, the instructions will include an equivalent identifying number of the Shareholders or Accounts or other agreed-upon information. The Participating Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt from a Fund. The Participating Dealer must provide written confirmation to the Fund, or its designee, that instructions have been executed.  The Participating Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

SECTION 4	ANTI-MONEY LAUNDERING

The Participating Dealer represents and warrants that, with respect to its Customers, it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including the Bank Secrecy Act, as amended by the USA PATRIOT Act as well as all applicable regulations of the offices and bureaus of the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”) and the Financial Crimes and Enforcement Network (“FinCEN”), the SEC and any applicable rules of the Financial Industry Regulatory Authority (“FINRA”).  As such, the Participating Dealer represents that it has an anti-money laundering program (“AML Program”) that at minimum includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures.  In addition, the Participating Dealer agrees to fully cooperate with requests from the government regulators and Distributor for information relating to Shareholders and/or transactions involving Shares, as permitted by law, in order for Distributor to comply with its regulatory requirements.

SECTION 5	EXECUTION OF ORDERS FOR PURCHASES AND REDEMPTIONS OF SHARES

5.01
All orders for the purchase of Shares shall be executed at the then current public offering price per Share (i.e., the net asset value per Share plus the applicable sales load, if any) and all orders for the redemption (or exchange) of any Shares shall be executed at the net asset value per Share, less any redemption charge (or exchange fee), in each case as described in the Prospectus.  In this regard, the Participating Dealer shall ensure that any order submitted to a Fund for a particular trade date was received by the Participating Dealer prior to such Fund’s cut-off time for orders, in each case in accordance with the terms and conditions set forth in such Fund’s prospectus and applicable provisions of the 1940 Act, including Rule 22c-1 thereunder.  In the event an order is received after such cut-off time, the Participating Dealer shall ensure that such order is submitted in such a manner so that the order is priced in accordance with the Fund’s Prospectus and applicable provisions of the 1940 Act, including Rule 22c-1 thereunder.

5.02
If required by law, each transaction shall be confirmed in writing on a fully disclosed basis.  The procedures relating to all orders and the handling of each order will be subject to the terms of the Prospectus and the Distributor’s written instructions to the Participating Dealer from time to time.  Payment for Shares shall be made as specified in the Prospectus.  If payment for any purchase order is not received in accordance with the terms of the Prospectus or if an order for purchase, redemption, exchange, transfer or registration of Shares is changed or altered, the applicable Fund and the Distributor reserve the right, without notice, to cancel the sale, redemption, exchange, transfer or registration and to hold the Participating Dealer responsible for any loss sustained as a result thereof.

5.03
The Participating Dealer represents and warrants that it has procedures in place reasonably designed to ensure that orders received by it are handled in a manner consistent with a Fund’s Prospectus and applicable provisions of the 1940 Act, including Rule 22c-1 thereunder.  In addition, the Participating Dealer agrees that it will not enter into any arrangement to facilitate trading of Shares in a manner inconsistent with a Fund’s Prospectus or applicable law.

5.04
The Participating Dealer agrees to comply with and enforce a Fund’s policies on market timing, as described in the Prospectus or as otherwise disclosed to the Participating Dealer.  In addition, the Participating Dealer agrees that it will not enter into any arrangement to facilitate excessive trading in the Shares in contravention of a Fund’s policies on market timing.

5.05
Each of the applicable Fund and the Distributor reserve the right to reject any purchase or exchange request in such party’s sole discretion, including a request from any Shareholder whom either the Fund or the Distributor believes has a history of abusive trading or whose trading, in its judgment, has been or may be disruptive to such Fund.

SECTION 6	LIMITATION OF AUTHORITY

The Participating Dealer is not authorized to make any representation concerning a Fund or Shares except those representations contained in the Prospectus and in such printed information as approved by the Fund or the Distributor. The Participating Dealer is not authorized to distribute any sales literature and or marketing material relating to a Fund without the prior written approval of the Distributor.

SECTION 7	COMPENSATION

As compensation hereunder, the Participating Dealer may retain any sales charge paid by Shareholders pursuant to the Prospectus unless the payment of any such sales charge has been waived by the applicable Fund for any reason.  The Distributor may also pay the Participating Dealer compensation for selling Shares, performing Shareholder Services and/or performing other administrative services, in the amounts and at the times as the Distributor may determine from time to time with respect to the average daily net asset value of the Shares owned of record or beneficially by Shareholders.  Such compensation will be computed and paid in accordance with the applicable distribution and/or shareholder service plans adopted by the Funds (pursuant to Rule 12b-1 under the 1940 Act or otherwise), as they may be amended from time to time.  The Participating Dealer acknowledges that any compensation to be paid to it by the Distributor shall be paid from proceeds paid to the Distributor by a Fund pursuant to such distribution and/or shareholder service plans and, to the extent the Distributor does not receive such proceeds for any reason, the amounts payable to the Participating Dealer will be reduced accordingly.  In determining the amount payable to the Participating Dealer hereunder, the Distributor reserves the right to exclude any sales that Distributor reasonably determines have not been made in accordance with the provisions of the Prospectus and/or this Agreement.

SECTION 8	PROSPECTUS AND REPORTS

The Participating Dealer agrees to comply with the provisions contained in the Securities Act governing the delivery of a Prospectus to any person to whom it offers Shares. The Participating Dealer further agrees to deliver, upon Distributor’s request, copies of any amended Prospectus to Shareholders whose Shares Participating Dealer is holding as record owner. Participating Dealer further agrees to forward to Shareholders, if required by law, shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices).

SECTION 9	QUALIFICATION TO ACT

9.01
The Participating Dealer hereby represents that it is either (a) a member in good standing of FINRA or (b) exempt under federal and state securities laws from registration as a broker or dealer, and has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which corporate action shall be properly maintained and made part of Participating Dealer’s corporate records.

9.02
If the Participating Dealer is a member of FINRA, its expulsion or suspension from FINRA will automatically terminate this Agreement on the effective date of such expulsion or suspension.  If Participating Dealer is exempt under federal and state securities laws from registration as a broker or dealer, Participating Dealer represents that it possesses the legal authority to perform the services contemplated by this Agreement without violating applicable law, and this Agreement shall automatically terminate in the event that Participating Dealer no longer possesses such authority.  Participating Dealer agrees that it will not offer Shares to persons in any jurisdiction in which it may not lawfully make such offer due to the fact that it has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction.  The Participating Dealer agrees to immediately notify the Distributor in writing of any such action or event that shall cause termination of this Agreement.

9.03
The Participating Dealer agrees that each partner, director, officer, employee or agent of Participating Dealer who will participate or otherwise be involved in the offer or sale of the Shares of the Funds or the performance of duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Participating Dealer offers and sells Shares of the Funds.

9.04
The Participating Dealer agrees that in performing the services under this Agreement, it will at all times will comply with the Conduct Rules of FINRA, particularly Conduct Rule 2830, and any other regulations or guidelines issued by FINRA insofar as such rules and regulations and guidelines are applicable to the Participating Dealer and the transctions at issue.  Without limiting the generality of the foregoing, Participating Dealer agrees to provide its Customers a written notice regarding the availability of the FINRA Regulation Public Disclosure Program no less than once every calendar year pursuant to FINRA Rule 2267, insofar as such rule is applicable to the Participating Dealer and the transactions at issue.  The notice shall contain (i) the Program hotline telephone number; (ii) the FINRA Regulation web site address; and (iii) a statement as to the availability to its Customers of an investor brochure from FINRA that includes information describing the Public Disclosure Program.

9.05
The Participating Dealer agrees that it is responsible for knowing the provisions and policies of each Fund related to breakpoints and for applying those provisions and policies to the sale of Shares. Moreover, Participating Dealer agrees that it will not combine Customer orders to reach breakpoints in commissions or for any other purposes whatsoever unless authorized by the then current Prospectus or expressly permitted by the Distributor in writing.  Participating Dealer further agrees that it will not withhold placing Customers’ orders for Shares so as to profit as a result of such withholding or place orders for Shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below a breakpoint. The Participating Dealer further agrees that it will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom.  Finally, the Participating Dealer agrees to maintain policies and procedures, including supervisory procedures, reasonably designed to ensure that Customers are apprised of and receive breakpoint opportunities.  The Participating Dealer agrees to provide Distributor, upon reasonable request, with a copy of such policies and procedures and such other documentation that will allow Distributor to satisfy its supervisory and/or compliance obligations under the applicable laws, rules and regulations of FINRA and the SEC.

9.06
The Participating Dealer agrees to be bound by and to comply with all applicable federal and state laws and rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares.

SECTION 10	BLUE SKY

Each Fund has registered an indefinite number of Shares for sale under the Securities Act.  Further, each Fund intends to register or qualify to offer such Shares in certain states where registration or qualification is required.  Upon request, Distributor will inform the Participating Dealer as to the states or other jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states. The Participating Dealer agrees that it will offer Shares for sale only in those states where such Shares have been registered, qualified, or an exemption is available.  Distributor assumes no responsibility or obligation as to the Participating Dealer’s right to sell Shares in any jurisdiction.  Distributor will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

SECTION 11	AUTHORITY OF FUNDS AND PARTICIPATING DEALER

Each Fund shall have full authority to take such action, as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.  The Participating Dealer shall be deemed an independent contractor and not an agent of the Funds for all purposes hereunder and shall have no authority to act for, bind or represent the Funds.  The Participating Dealer will not act as an “underwriter” or “distributor” of Shares, as those terms are used in the 1940 Act and the Securities Act.

SECTION 12	RECORDKEEPING

The Participating Dealer will (i) maintain all records required by law to be kept by it relating to transactions in Shares and, upon request of a Fund, promptly make such records as the Fund may reasonably request in connection with its operations available to such Fund and (ii) promptly notify a Fund if it experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.  If the Participating Dealer holds Shares as a record owner for its Customers, the Participating Dealer will be responsible for maintaining all necessary books and Customer account records which reflect their beneficial ownership of Shares, which records shall specifically reflect that Participating Dealer is holding Shares as agent, custodian or nominee for its Customers.

SECTION 13	LIABILITY

The Distributor shall be under no liability to the Participating Dealer hereunder except for its failure to exercise good faith in discharging the obligations expressly assumed by Distributor hereunder.  In carrying out its obligations, the Participating Dealer agrees to act in good faith and without negligence.  By acceptance of this Agreement, the Participating Dealer hereby agrees to release, indemnify, defend and hold harmless the Distributor and each Fund and their respective successors and assigns, each of their respective officers and directors, and each person who controls either the Distributor or a Fund within the meaning of Section 15 of the Securities Act, on an as-incurred basis, against any loss, liability, claim, damages or expense (including reasonable attorneys' fees and expenses) arising by reason of (i) any direct or indirect actions or inactions of or by the Participating Dealer or its officers, employees or agents regarding the Participating Dealer’s responsibilities hereunder for orders to purchase, redeem or exchange Shares by or on behalf of its Customers, including violations of the terms and conditions of the Prospectus or applicable provisions of the 1940 Act, including Rule 22c-1 thereunder, with respect to such orders or (ii) any breach of this Agreement by the Participating Dealer or its successors or permitted assigns.  Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or the Participating Dealer of compliance with any provision of the 1940 Act, the Securities Act, the Exchange Act, the Investment Advisors Act of 1940, as amended or the rules and regulations promulgated by the SEC or FINRA thereunder.

SECTION 14	MISCELLANEOUS

14.01
Privacy.  The Participating Dealer represents and warrants that it has adopted and implemented procedures to safeguard Customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of Customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of Customer records and information; (iii) protect against unauthorized access to or use of Customer records or information that could result in substantial harm or inconvenience to any Customer; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; (v) provide back-up copies of Customer information and records and recovery or continuation of technology infrastructure in the event of a natural or human-induced disaster and (vi) otherwise ensure that Participating Dealer is in compliance with all applicable privacy laws, rules and regulations, including but not limited to, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

14.02
Amendment.   Distributor may modify this Agreement at any time by written notice to the Participating Dealer.  The first order placed by Participating Dealer subsequent to the giving of such notice shall be deemed as acceptance of such modification.

14.03
Termination.  This Agreement may be terminated by either party, without penalty, upon ten days prior written notice to the other party and shall automatically terminate in the event of its assignment (as defined in the 1940 Act).  In the event a Fund terminates the applicable distribution agreement between such Fund and the Distributor, this Agreement shall also automatically terminate immediately upon such termination without penalty with respect to such Fund.

14.04
Nature of Agreement.  The Participating Dealer acknowledges and agrees that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act and is subject to the provisions of such rule (as it may be amended from time to time), as well as any other applicable rules promulgated by the SEC.

14.05
Communications. All communications to the Distributor should be sent to SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention:  Chief Compliance Officer.  Any notice to the Participating Dealer shall be duly given if mailed or telegraphed to the Participating Dealer at the address specified below.

14.06
Severability.  If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby.

14.07
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  The parties hereto consent to the state and federal courts of the Eastern District of Pennsylvania as the exclusive venue for the adjudication of any disputes arising out of or related to this Agreement.

14.08
Investigations and Proceedings.  The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party’s activity under this Agreement.

14.09
Survival.  The representations, warranties, covenants and agreements of the undersigned contained in this Agreement, including, without limitation, the indemnity provisions contained in Section 13 hereof, shall survive any termination of this Agreement.

14.10	Captions. All captions used in this Agreement are for convenience only, are not a party hereof, and are not to be used in construing or interpreting any aspect hereof.

14.11
Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

(The remainder of this page has been left intentionally blank. The signature page follows).

IN WITNESS WHEREOF, the Participating Dealer and Distributor have each duly executed this Agreement, as of the day and year above written.

_____________________________________	SEI INVESTMENTS DISTRIBUTION CO.
[Participating Dealer] By: Name: Title:	By: Name: Title:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means to the Participating Dealer:  When a Participating Dealer requests to enter into a selling agreement, the Distributor will ask for name, address, and other information that will allow it to identify the Participating Dealer.  This information will be verified to ensure the Participating Dealer’s identity.  The Distributor is required by law to reject a request if the required identifying information is not provided.  In certain instances, the Distributor is required to collect documents to fulfill its legal obligation.  Documents provided in connection with a Participating Dealer’s application will be used solely to establish and verify its identity, and the Distributor shall have no obligation with respect to the terms of any such document.

To	enable the processing of this Agreement, please provide the following information. Failure to complete the following will delay, and possibly prevent, the Distributor from processing this Agreement.

Firm’s CRD Number (or FDIC Cert. Number if a bank): _________________

Firm’s Principal Address:	_________________
_________________
_________________
_________________

Firm’s Mailing Address:	_________________
(if different from above)	_________________
_______________
_________________

Firm’s Primary Telephone Number: _________________

Firm’s Tax Identification Number (TIN): _____________

SCHEDULE A

TD ASSET MANAGEMENT USA FUNDS INC.